Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class as follows:

                       Votes for     Votes withheld
Liaquat Ahamed         545,333,593   24,865,496
Ravi Akhoury           545,906,178   24,292,911
Barbara M. Baumann     549,255,821   20,943,268
Jameson A. Baxter      548,878,213   21,320,877
Charles B. Curtis      548,266,326   21,932,764
Robert J.Darretta      548,954,413   21,244,676
Katinka Domotorffy     547,720,210   22,478,879
John A. Hill           548,926,132   21,272,957
Paul L. Joskow         548,318,739   21,880,351
Kenneth R. Leibler     549,128,017   21,071,073
Robert E. Patterson    548,989,554   21,209,535
George Putnam,III      548,805,405   21,393,685
Robert L. Reynolds     549,170,754   21,028,335
W. Thomas Stephens     548,523,544   21,675,546

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for    Votes against    Abstentions   Broker non-votes
24,485,293   803,142          1,980,000     0

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class as follows:

Votes for    Votes against    Abstentions   Broker non-votes
507,595,281  19,452,349       43,151,459    0

All tabulations are rounded to the nearest whole number.